UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 26, 2005
AmREIT
(Exact name of Registrant as specified in its Charter)

Texas (State or other jurisdiction of incorporation or organization)	0-28378 (Commission file number)	76-0410050 (I.R.S. Employer Identification Number)
8 Greenway Plaza, Suite 1000, Houston, Texas 77046
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 850-1400
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets
     On September 30, 2005, AmREIT acquired a multi-tenant retail center in San Antonio, Texas (the Property) from Midland Real Estate Company, L.P. (Midland). On September 26, 2005, the agreement between Midland and AmREIT became enforceable against AmREIT. We are filing this Form 8-K in reference to this acquisition pursuant to the rules prescribed by Form 8-K. The Property was acquired for $27.8 million in cash and consists of approximately 47,000 square-feet. The Property has a weighted average remaining lease term of 5.26 years and is 100 percent leased.
The Property is located on the San Antonio Riverwalk at the corner of a major downtown intersection and is accessible from both the river and street levels. Tenants on the Property include, among others, Hard Rock Café, Starbucks, Ben & Jerry’s, Harley-Davidson and The County Line.
All terms and conditions of the transaction, including the agreement and the consideration paid were negotiated at arms length and there is no relationship between the registrant or any of its affiliates and the seller or any of its affiliates.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits
(a)	Financial Statements of Business Acquired.

The financial statements of the Property that are required by this Item will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 71 calendar days after the date that the initial report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 71 calendar days after the date that the initial report on Form 8-K must be filed.

(c)	Exhibits. The following exhibits are filed with this document: None

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 30, 2005

AMREIT
By:	/s/ Chad C. Braun
Chad C. Braun
Executive Vice President and Chief Financial Officer